Ex-10.30

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                 FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.,

                                 EFONICA FZ-LLC

                                       AND

                                  KARAMCO, INC.



                             -----------------------

                                JANUARY 11, 2005

                            STOCK PURCHASE AGREEMENT


       THIS AGREEMENT dated as of January 11, 2005, is by and among Fusion Telecommunications International, Inc., a Delaware corporation ("Buyer"), Efonica, FZ-LLC, a company organized in Dubai Technology, Electric Commerce & Media Free Zone, Dubai, United Arab Emirates (the "Company"), and Karamco, Inc., a company organized in the British Virgin Islands ("Karamco" or the "Stockholder").

                                   WITNESSETH

       WHEREAS the Stockholder owns the number of the issued and outstanding shares (collectively, the "Shares") of the common stock, no par value per share (the "Common Stock"), of the Company set forth opposite such Stockholder's name on Schedule 1 attached hereto, which Shares in the aggregate represent, on a fully diluted basis, 49.8% of the authorized, issued and outstanding shares of the capital stock of the Company;

       WHEREAS Buyer desires to acquire all of the Shares from Karamco, and Karamco desires to sell all of its Shares to Buyer, upon the terms and subject to the conditions hereinafter set forth.

       NOW THEREFORE, in consideration of the foregoing and of the covenants set forth below, the parties hereby agree as follows:


                                     SECTION
                                        1

       PURCHASE AND SALE OF THE SHARES

       1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Karamco agrees to sell to Buyer, and Buyer agrees to purchase from Karamco, the number of Shares owned by Karamco, as set forth opposite its name on Schedule 1 hereto ([ ] Shares). The aggregate purchase price for the Shares (the "Final Purchase Price") shall be set forth and payable as expressed on Section 1.2.

       1.2    Valuation and Purchase Price

              A. Valuation. The valuation of the Company shall equal 4.5 times the net income before taxes of the Company (the "Net Income") for the 12-month period ending February 28, 2006 (the "Computation Period"). The Net Income of the Company shall be as set forth on the Company's financial statements computed in accordance with generally accepted accounting principals, provided however that in computing the Company's Net Income, there shall be added back any administrative and mark-up fees paid or payable to the back office service provider during the Computation Period (the "Valuation"). The Valuation shall be computed within 60 days of the end of the Computation Period. In no event shall the Valuation for the Company be less than $11.25 million or greater than $29.25 million.

              B. Base Purchase Price. The base purchase price for the Shares (the "Base Purchase Price") shall be NINE MILLION SEVEN HUNDRED EIGHTY FIVE THOUSAND SEVEN HUNDRED ($9,785,700) DOLLARS (49.8% of an initial estimated valuation of

$20,000,000 minus 49.8% of the promissory notes payable (including accrued interest) that the Company owes to the Buyer as of [DATE] ("Efonica Debt")), subject to adjustment pursuant to Section 1.2(C)(vii) and Section 8 of the Agreement, and payable as set forth in Section 1.2(C).

              C.     Payment at Closing. At Closing, Buyer shall deliver to
Karamco:

                     (i) Stock. [NUMBER] shares of Buyer's common stock at the IPO price (exact number of shares will be calculated on the effective date of the IPO and will be equal to the Base Purchase Price minus the cash payment as set forth in Section 1.2(C)(iii) divided by the IPO price per share) (the aggregate number of Shares under this Section shall be referred to as the "Base Shares");

                     (ii) Escrow. From the Closing Date until March 30, 2006, Buyer's attorney (the "Escrow Agent") shall hold [NUMBER] shares of the Base Shares (not to include the Registered Stock) in escrow (the "Escrowed Stock") and subject to an Escrow Agreement between the parties and the Escrow Agent, a form of which is attached hereto as Exhibit "D". The Escrowed Stock will be subject to adjustment pursuant to Section 1.2(C)(vii);

                     (iii) Cash Payment. Within three (3) days of the Closing, Buyer will pay Karamco an amount equal to FIVE HUNDRED THOUSAND ($500,000.00) DOLLARS as a credit to the Final Purchase Price;

                     (iv) Registration. The Buyer shall include in its Registration Statement for its IPO, 150,000 shares of Common Stock (the "Registered Shares"). The Registered Shares shall be part of the Base Shares. During the 90 day period following the Closing, the Buyer will either allow the Stockholder to sell up to $1 million in Registered Shares in ordinary brokerage transactions in the public market or purchase the Registered Shares as set forth herein. The Registered Shares will be subject to a lock-up that will allow Karamco to sell 1/2 of the Registered Shares 45 days following the effective date of an IPO and 1/2 of the Registered Shares 90 days following the effective date of the IPO. In the event Karamco elects to sell the Registered Shares in the public market as set forth above, Karamco shall provide notice to Buyer with at least two business days' notice prior to any sale, and Buyer shall have the exclusive option to purchase the Registered Shares from Karamco at the higher of the IPO price or the average 5 day bid price prior to the date of the sale to the Buyer. In the event that Karamco's aggregate gross proceeds of a public sale of the Registered Shares as set forth in this Section, in the aggregate, and within 95 days following the effective date of the IPO, does not equal $1,000,000, the Buyer will purchase from Karamco an amount of Base Shares, at the IPO price, equal to the difference between the aggregate gross proceeds of Karamco's sale of the Registered Shares and $1,000,000;

                     (v) Lock-Up. The unregistered Base Shares issued to Karamco will be subject to a lock-up for a one year period following the effective date of the IPO ("Lock-Up Period"). Karamco agrees to execute an agreement to that effect in the form attached hereto as Exhibit "B" (the "Lock-Up Agreement"). In the event a significant shareholder (owner of 5% or more of the issued and outstanding common stock ("Significant Shareholder")) is allowed to register all or a portion of his common stock prior to the expiration of the Lock-Up Period,

              Karamco will be allowed to register its shares on a pro rata basis (will be allowed to sell the same % of shares the Significant Shareholder sells). If any Significant Shareholder shall receive and determine to accept any bona fide offer from a third party (the "Offeror") to purchase all or substantially all of such Significant Shareholders' Shares "a "Tag-Along Offer") prior to expiration of the Lock-Up Period, Karamco shall have the right to participate in such transaction in the manner set forth in this Section. The Significant Shareholders shall, promptly after receipt of a Tag-Along Offer, send a copy thereof or a summary of the terms of any offer to Karamco. Karamco shall have the right to cause the Significant Shareholder(s) to condition his or their sale of Shares to an Offeror on the sale of all, or a pro-rata amount (equal to the percentage of the selling Significant Shareholder), of Shares of Karamco to Offeror (the "Tag-Along Shareholder"). The purchase price and payment terms for the Shares of the Tag-Along Shareholder shall be the same price per Share and same payment terms for the Shares as the Significant Shareholders' Shares and as set forth in the Tag-Along Offer. Should Karamco choose to participate in a sale of Shares pursuant to this Section, it shall pay its proportionate share of any expenses attributable to the sale of Shares hereunder. In the event Karamco sells any stock prior to expiration of the Lock-Up Period, it shall cause the purchaser to be bound by the Lock-up Agreement.

                     (vi) Limitation on Sale Following Lock-Up Period. The Lock-Up Agreement will further provide after the Lock-Up Period sales by the Stockholder shall be subject to Rule 144. Both parties acknowledge that the holding period for Karamco's unregistered shares commences at the time of closing.

                     (vii)  Post Closing Adjustments.

                            (a) Within 60 days of the Computation Period, Buyer will determine the final purchase price which shall equal 49.8% of the actual Valuation minus 49.8% of the Efonica Debt less adjustments in Section 8 of the Agreement (the "Final Purchase Price").

                            (b) In the event that the Final Purchase Price is less than the Base Purchase Price, the excess Escrowed Stock will be released from escrow to the Buyer, the released shares being valued equal to the IPO price per share. Provided, however, that the Final Purchase Price shall not be less than $5,428,200;

                            (c) In the event that the Final Purchase Price exceeds the Base Purchase Price (i) the Escrowed Stock will be released from escrow to Karamco, and if applicable, (ii) the Buyer will issue additional Stock to Buyer for the difference between the Final Purchase Price and the Base Purchase Price, the additional stock being valued at the common stock closing price on March 30, 2006. Provided however, that the Final Purchase Price shall not exceed $14,392,200 ("Maximum Purchase Price").

       1.3 Closing. The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the Buyer's office located at 420 Lexington Avenue, Suite 518, New

York, New York 10170, at 2:00 p.m. (EST) on the closing of the Buyer's initial public offering ("IPO"), or at such other time or place as Buyer and the Stockholder agree (the "Closing Date"). If the IPO does not occur by March 1, 2005, Karamco will have the option to deem this Agreement null and void and maintain its 49.8% equity interest in the Company.

       1.4 Additional Stock. If between January 1, 2006 and February 28, 2006 (the "11th and 12th Month"), the Company receives a contract (or contracts as the case may be) with pre-payment(s) that within 45 days from February 28, 2006, the Company is able to record as revenue under GAAP, on May 15, 2006 Karamco will be issued additional stock equal to (49.8% times (4.5 times the additional net income before taxes)) (the "Additional Stock").The Additional Stock shall be valued at the closing price of common stock on May 15, 2006.

Provided however, cash pre-payments collected in the 11th and 12th Month that exceed 25 % of the average pre-payments for the period of November 1, 2005 to December 31, 2005, shall not be included in the Additional Stock calculation and the Additional Stock shall be subject to the Maximum Purchase Price in Section 1.2(vii)(c). This Section shall survive Closing of the Agreement.


                                    SECTION 2

                      REPRESENTATIONS AND WARRANTIES OF THE
                     STOCKHOLDER WITH RESPECT TO THE COMPANY

       The Stockholder represents and warrants to Buyer as of the date hereof and on and as of the Closing Date as follows:

       2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the country of Dubai, UAE and has all requisite corporate power and lawful authority to own, lease and operate its assets, properties and business and to conduct its business as and in the places where such properties are now owned, leased or operated or such business is now conducted or proposed to be conducted.

       2.2    Capitalization; Voting Rights. The authorized capital of the
Company consists of [           ] shares of Common Stock, of which [           ]
shares have been validly subscribed and issued, are outstanding as fully paid and non-assessable shares as of the date hereof, and represent all of the issued and outstanding shares of capital stock of the Company, on a fully diluted basis, as set forth on Schedule 1. There is no: (i) outstanding security of the Company convertible into or exchangeable for any share or shares of the capital of the Company; (ii) outstanding subscription, option, warrant, call, commitment, agreement or understanding (oral or written) obligating the Company to issue any share or shares of its capital stock or any security or securities of any class or kind which in any way relate to the authorized or issued capital stock of the Company or any interest therein; (iii) agreement or understanding (oral or written) (other than this Agreement) which grants to any Person (as hereinafter defined) the right to purchase or otherwise acquire any share or shares of the issued and outstanding shares of the capital stock of the Company or any interest therein, including without limitation any preemptive right, right of first refusal or co-sale right; (iv) voting trust or voting agreement or pooling agreement or proxy (oral or written) with respect to any issued and outstanding shares of the capital stock of the

Company; or (v) obligation of the Company (oral or written) to purchase, redeem, or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or distribution with respect thereto.

       2.3 Consents. No consent, approval, waiver or other action by any individual, corporation, company, partnership, association, trust or other entity or organization, including any government or political subdivision or agency or instrumentality thereof (each, a "Person"), under any contract, agreement, understanding, indenture, lease, instrument or other document (oral or written) to which the Company is a party or by which it or any of the assets of the Company is bound, is required or necessary for (i) the execution, delivery and performance of this Agreement or any Related Agreement by the Stockholder or the Company or the consummation of the transactions contemplated hereby or thereby or (ii) the continuation after the consummation of the transactions contemplated hereby or thereby of any contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which it or its assets are bound.

       2.4 Authorization; No Breach. The execution and delivery by the Company of this Agreement and all the agreements contemplated herein (the "Related Agreements"), and the consummation by the Company of all transactions contemplated hereunder and thereunder by the Company, have been duly authorized by all requisite corporate action. This Agreement and the Related Agreements have been duly executed by the Company and the Stockholder (where applicable) and each other party thereto. This Agreement and the Related Agreements and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby or thereby to which the Company or the Stockholder is a party constitute the valid and legally binding obligations of the Company and the Stockholder, enforceable against each of them in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) general principles of equity that restrict the availability of equitable remedies. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not: (i) violate, contravene or breach any provision of the Articles of Incorporation or By-laws of the Company; (ii) violate, conflict with, contravene, or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, accelerate or cancel any right or obligation of the Company or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which the Company is a party or by which it or its assets or properties may be bound or subject; (iii) violate, contravene or breach any constitution, treaty, law, statute, code, ordinance, decree, rule, regulation, or municipal by-law, whether domestic, foreign or international, any judgment, order, writ, injunction, decision, ruling, decree or award of any governmental authority or body, or any provision of any of the foregoing applicable to or binding upon, the Company or its properties, assets or business (each, a "Law," and collectively, "Laws"); (iv) violate any license, permit, franchise, or order or other approval of any federal, provincial, state, local or foreign governmental or regulatory body (each, a "Permit", and collectively, "Permits"); or (v) result in the creation of any mortgage, pledge, charge, security interest, lien or other encumbrance (each, a "Lien") on the Shares or on any of the assets or properties of the Company.

       2.5 Subsidiaries and Other Affiliates. The Company has no subsidiaries. The Company does not directly or indirectly own or have any investment in any shares of the capital stock of, or any other proprietary interest in (including without limitation, any partnership or joint venture interest other than with the Buyer), any other Person. For this purpose, "joint venture" means any entity or contractual relationship (written or oral) pursuant to which the Company shares with any Person the profits and/or losses of any undertaking or pursuant to which the Company may be liable for the acts or undertakings of any Person.

       2.6 Corporate Records. The Company has previously delivered to Buyer true and complete copies of its Articles of Incorporation, as amended, and By-laws as currently in effect. The minute books of the Company, which have been furnished to Buyer, are complete and accurate, and contain copies of all by-laws and resolutions passed by the shareholders and directors of the Company since the date of its incorporation, all of which by-laws and resolutions have been duly passed. The share certificate books, register of shareholders, register of transfers and register of directors of the Company are complete and accurate. The financial books and records of the Company have been maintained in accordance with sound business practices and fairly, accurately and completely present and disclose consistently applied (i) the financial position of the Company, and (ii) all transactions of the Company.

       2.7 Financial Statements. The Company has delivered to Buyer drafts dated November 30, 2004 of the unaudited financial statements of the Company for the fiscal year ended December 31, 2004 (the "Unaudited Financial Statements"), the unaudited balance sheet (the "Current Balance Sheet") of the Company as of November 30, 2004 (the "Current Balance Sheet Date") collectively with the Unaudited Financial Statements and the Current Balance Sheet, the "Financial Statements"). The Unaudited Financial Statements together with the notes thereto have been prepared in accordance with past practices, and the Unaudited Financial Statements together with the notes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout such period. Except as disclosed therein, such Unaudited Financial Statements are true, correct and complete, and present fairly and accurately the financial condition and position of the Company as of the dates indicated.

       2.8    Absence of Undisclosed Liabilities. Except as set forth in
Schedule 2.8, as of the Closing Date, the Company had/has no liabilities of any nature, whether direct, indirect, accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due), that were not fully and adequately reflected or reserved against on the Financial Statements of the Company. There is no existing condition, situation or set of circumstances (excluding possible changes in the Tax laws of any jurisdiction) that could reasonably be expected to result in any such liability, other than liabilities (i) fully and adequately reflected or reserved against on the Financial Statements or (ii) incurred since the Current Balance Sheet Date in the ordinary course of business consistent with past practice, which in the aggregate are not material to the Company. For purposes of this
Section 2.8, "material" shall mean any amount in excess of $5,000.00.

       2.9 No Material Adverse Change. To the best knowledge of the Company, since the Current Balance Sheet dated November 30, 2004, there have been no changes in the assets, properties, business, operations, prospects or condition (financial or otherwise) of the Company that, individually or in the aggregate, materially and adversely affect the Company, nor does any Stockholder or executive of the Company know of any such change that is reasonably likely to occur, nor has there been any damage, destruction or loss materially and adversely affecting the assets, properties, business, operations, prospects or condition (financial or otherwise) of the Company, whether or not covered by insurance. Without limiting the generality of the foregoing since the Current Balance Sheet Date, the Company has not:

              (i) incurred any indebtedness for borrowed money, assumed or guaranteed or otherwise become responsible for the obligations of any Person, or otherwise made or assumed any commitment, obligation or liability outside the ordinary course of business;

              (ii) declared or paid any dividend or declared or made any other distribution of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or entered into any agreement or made any commitment with respect to the same;

              (iii) made any loan, advance or capital contribution to or investment in any Person;

              (iv) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, shareholders, employees, consultants, agents or other representatives;

              (v) entered into any lease (as lessor or lessee), sold, abandoned or made any other disposition of any of its assets, properties or rights, granted or suffered any Lien or other encumbrance on any of its assets or properties, or entered into or amended any contract or other arrangement to do any of the foregoing or pursuant to which the Company agreed to indemnify any party or to refrain from competing with any party;

              (vi) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person or entered into or amended any contract or other arrangement to do the same;

              (vii) made any change in any method of accounting or accounting practice, waived or cancelled any material claim, account receivable, or right, or changed its pricing, credit, or payment policies;

              (viii) paid any long-term liability otherwise than in accordance with its terms;

              (ix)   (A)    entered into any employment, deferred compensation
or other similar agreement (or any amendment to any such existing agreement)with any director, officer, shareholder, consultant, agent or employee of the Company, (B) increased the benefits payable under any existing severance or termination pay policies or employment agreement or (C) increased the compensation, bonus or other benefits payable to directors, officers or employees of the Company;

              (x) suffered any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Current Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company; or

              (xi) failed to comply with any Law in any respect that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the assets, properties, business, operations, prospects or conditions (financial or otherwise) of the Company.

       2.10 Accounts and Notes Receivable. All accounts and notes receivable reflected in the Financial Statements and all accounts receivable arising after the Current Balance Sheet Date (collectively, the "Accounts Receivable") have arisen in the ordinary course of business of the Company, represent valid and enforceable obligations due to the Company, and are not subject to any discount, set-off or counter-claim. All such Accounts Receivable have been collected or, to the best knowledge of the Company, are fully collectible in the ordinary course of business of the Company in the aggregate recorded amounts thereof in accordance with their terms.

       2.11   Tax Matters.

       (a) As used in this Agreement, "Taxes" shall mean all taxes, including without limitation income taxes, corporation taxes, capital taxes, excise taxes, value added and sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, goods and services taxes, stamp taxes, transfer taxes, withholding taxes, property taxes and import duties, whether or not measured in whole or in part by net income, all imposts, levies, duties, deductions, withholdings, charges, public and private pension plan contributions, social security contributions, workmen's compensation, public health contributions, regulatory fees and taxes, assessments, reassessments or fees of any nature, and all deficiencies or other additions to tax, interest and penalties owed by it; and "Tax" shall mean any one of them. The Company has paid all Taxes required to be paid by it through the date hereof (other than Taxes not yet due and payable the liability for which is adequately reserved for by the Company in the Financial Statements and other than possible adjustments as set forth in Schedule 2.8). The provisions for Taxes reflected in the Financial Statements are adequate to cover any and all Tax liabilities of the Company in respect of their respective assets, properties, business and operations during the periods covered by said Financial Statements and all prior periods.

       (b) The Company has timely filed all Tax returns required to be filed by it through the date hereof. Each of the Tax returns filed by the Company completely, correctly and accurately reflects the amount of the Company's Tax liability for the period covered thereby.

       (c) There has not been any audit of any Tax return filed by the Company, no audit of any Tax return of the Company is in progress, and the Company has not been notified by any Tax authority that any such audit is contemplated or pending. No taxing authority is now asserting or, to the best knowledge of any Stockholder, threatening to assert any Tax deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. All Tax returns of the Company have been assessed through and including the date hereof, and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax return or the payment of any Tax or for the issue of an assessment or reassessment against the Company. All deficiencies proposed as a result of such assessments of the Tax returns have been paid and settled.

       (d) The Company has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid or made adequate provision for the payment of such amounts to the proper receiving authorities.

       (e) The Company is not subject to and shall not be subject after the Closing Date to any assessments, levies, penalties or interest with respect to Taxes which shall result in any liability on its part in respect of any period ending on or prior to the Closing Date in excess of the amount provided for and reserved against in the Financial Statements.

       2.12   Compliance with Laws; Permits.

       (a) The Company is not in violation or default of any term of its Articles of Incorporation or Bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any Law applicable to the Company which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company.

       (b) Schedule 2.12 sets forth a complete list (including detailed description of the authority granted under each) of (i) all Permits and Licenses (collectively referred to as "Permits") that are material to the conduct of the Company's business (including but not limited to all telecommunications and Voice over Internet Protocol ("VoIP") licenses))

       (c) The Company has, is in full compliance with, and is entitled to all the benefits under, all Permits that are material to the conduct of its business and the uses of its assets; such Permits have been validly issued and are in full force and effect and will continue in full force and effect upon consummation of the transactions contemplated hereunder; no violations are or have been recorded with any governmental or regulatory body in respect of any Permit; and no proceeding is pending or, to the best knowledge of the Stockholder threatened to revoke or limit any Permit.

       2.13 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Company or any of its securities, assets, or properties or any Stockholder or Employee of the Company. There are no actions, proceedings (or any basis therefor), suits or claims or legal, administrative or arbitral proceedings pending against or, to the best knowledge of the Company, threatened against or affecting (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) the Company or any of its securities, assets or properties, or any Stockholder or Employee of the Company, nor, to the best knowledge of the Company, is there any investigation pending or threatened against or affecting the Company or any Stockholder or Employee of the Company, that questions the validity of this Agreement, or any of the Related Agreements or any of the Schedules or Exhibits attached hereto or the right of the Company or any Stockholder or other party to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the business, assets, intellectual property rights, liabilities, financial condition, operations, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company. To the best knowledge of the Company, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate could have a material adverse effect on the transactions contemplated hereby or on the assets, properties, business, operations, prospects or condition (financial or otherwise) of the Company.

       2.14   Contracts and Other Agreements.

       (a) Schedule 2.14 sets forth a list of all of the following contracts and other agreements (oral or written) to which the Company is a party or by or to which it or its assets or properties are bound or subject (collectively, the "Material Contracts"): (i) contracts and other agreements with any current or former officer, director, shareholder, employee, consultant, agent or other representative of the Company and contracts and other agreements for the payment of fees or other consideration to any entity in which any officer or director of the Company has an interest; (ii) contracts and other agreements with any labor union or association representing any employee of the Company or otherwise providing for any form of collective bargaining; (iii) contracts and other agreements for the purchase or sale of materials, supplies, equipment, merchandise, products or services providing in each instance for a purchase or sale price exceeding $10,000;

(iv) contracts and other agreements for the sale of any of the assets or properties of the Company other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or referential or similar rights to purchase any of such assets or properties; (v) partnership or joint venture agreements; (vi) contracts or other agreements under which the Company agrees to indemnify any party or to share the tax liability of any party; (vii) contracts, options and other agreements for the purchase of any asset, tangible or intangible, calling for an aggregate purchase price or payments in any one year of more than $25,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements;
(viii) contracts and other agreements that cannot by their terms be canceled by the Company and any successor or assignee of the Company without liability, premium or penalty on no less than thirty (30) days' notice and which provide for payments in any one year in excess of $5,000 and $10,000 in the aggregate;
(ix) contracts and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements; (x) contracts and other agreements containing obligations or liabilities of any kind to holders of the securities of the Company as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws); (xi) contracts and other agreements containing covenants of the Company not to compete in any line of business or with any person or covenants of any other person not to compete with the Company in any line of business; (xii) contracts and other agreements relating to the acquisition by the Company of any operating business or the capital stock of any other person;
(xiii) contracts and other agreements requiring the payment to any person of a commission or fee, including contracts or other agreements with consultants which provide for aggregate payments in excess of $10,000; (xiv) contracts, indentures, mortgages, promissory notes, loan agreements, guaranties, security agreements, pledge agreements, and other agreements relating to the borrowing of money or securing any such liability; (xv) distributorship or licensing agreements; (xvi) contracts under which the Company will acquire or has acquired ownership of, or license to, intangible property, including software (other than software licensed by the Company as an end user for less than $10,000 and not distributed by it); (xvii) leases, subleases or other agreements under which the Company is lessor or lessee of any real property or personal property and which provide for payments in any one year in excess of $5,000 and $10,000 in the aggregate; (xviii) any other material contracts or other agreements whether or not made in the ordinary course of business that are in each instance material to the Company or the terms of which in each instance would have a material adverse effect on the Company's business or prospects, condition, financial or otherwise, or any of its assets or properties of the Company; or (xix) contracts or agreements for any pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, sales commission, vacation, severance, disability, life insurance, group insurance, multi-employer or other employee benefit plans, programs or other contractual arrangements, in respect of, or that otherwise cover, any of the current or former officers or employees of the Company, or their heirs or beneficiaries.

       (b) There have been delivered or made available to Buyer true and complete copies of all such Material Contracts (and all amendments, waivers or other modifications thereto) and, with respect to any oral Material Contracts, complete and accurate summaries thereof. Except as set forth on Schedule 2.14, making specific reference to the Material Contract as to which exception is taken and explaining the exception, all of such Material Contracts are valid, subsisting, in full force and effect, binding upon the Company, and to the best knowledge of the Company, binding upon the other parties thereto in accordance with their terms. The Company, and to the best knowledge of each employee of the Company each other party thereto has in all material respects performed all the obligations required to be performed by them to date, has received no notice of default and is not in default under any such Material Contracts. The Company has no present expectation or intention of not fully performing all its obligations under each Material Contract, and no employee of the Company has any knowledge of any breach or anticipated breach by the Company or any other party to any such Material Contract.

       (c) Except as set forth on Schedule 2.14(c), the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities or mortgaged or pledged, or otherwise placed or agreed to place a lien or security interest on any asset of the Company individually in excess of $10,000.00, (iii) made any loans or advances to any person, other than ordinary advances for travel or other expenses, or (iv) sold, exchanged, licensed, encumbered, mortgaged, pledged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

       2.15 Real Estate. The Company does not own any real property or any buildings or other structures and does not have any options or any contractual obligations to purchase or acquire any interest in real property. The leasehold interests of the Company set forth in Schedule 2.15 are subject to no Lien (other than Liens on the interests of the respective lessors that indirectly burden such leasehold interests). All such leases are in good standing and in full force and effect without amendment thereto, and the Company is entitled to all benefits under such leases.

       2.16 Personal Property. Schedule 2.16 attached hereto sets forth (i) a true, correct and complete list of all items of tangible personal property (A) owned by the Company as of the date hereof having either a net book value per unit or an estimated fair market value per unit in excess of $5,000 or (B) not owned by the Company but in the possession of or used or useful in the business of the Company and having rental payments therefor in excess of $250 per month or $3,000 per year (collectively, the "Personal Property") as well as other assets (i.e. cash, etc.); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company and the circumstances under which such Personal Property is used. Except as disclosed in Schedule 2.16:

       (a) no officer, director, stockholder or employee of the Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property;

       (b) each item of Personal Property not owned by the Company is in such condition that upon the return of such Personal Property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Company and the owner or lessor thereof, the obligations of the Company to such owner or lessor will be discharged;

       (c) the Personal Property is in good operating condition and repair, normal wear and tear excepted, is currently used by the Company in the ordinary course of its business and normal maintenance has been consistently performed with respect to the Personal Property; and

       (d) the Company owns or otherwise has the right to use all of the Personal Property now used or useful in the operation of its business or the use of which is necessary for or useful in the performance of any material contract, letter of intent or proposal to which the Company is a party.

       2.17   Proprietary Rights.

       (i) As used in this Agreement, the term "Proprietary Rights" means all:

              (a) trademarks, service marks, trade names, franchises and copyrights and all registrations and applications to register any of the foregoing with any agency or authority;

              (b) patents, patent applications, inventions and designs, and any registration thereof with any agency or authority;

              (c) trade secrets, including all processes, know-how, technical data, shop rights, and any media or other tangible embodiment thereof and all descriptions thereof; and

              (d) other technology and intangible property, including without limitation computer programs, databases, and documentation and flow charts.

       (ii)   The Company's Proprietary Rights are listed on Schedule 2.17.

              (a)    (i)    None of the present activities or, to the best
knowledge of the Company, the proposed activities, of the Company or its products or assets infringe on any Proprietary Rights of others, (ii) the Company has not received any claim or notice of any claim to that effect, and
(iii) to the best knowledge of the Company, there is no existing or threatened infringement or violation by others of the Proprietary Rights of the Company.

              (b) To the best knowledge of the Company, there is no existing or threatened violation of the confidentiality of the Company's confidential information or trade secrets. The Company is not making unauthorized use of any confidential information or trade secrets of any Person, including without limitation any former employer of any past or present employees or consultants of the Company.

              (c) To the best knowledge of the Company, none of the activities of the employees or consultants of the Company on behalf of the Company violates or has violated any agreements or arrangements that any such employees or consultants have or have had with former employers. Each of the employees and consultants who contributed to the discovery or development of any of the Proprietary Rights (other than Proprietary Rights licensed to the Company by any party other than a consultant to the Company) did so in each case within the scope of his or her employment or contractual relationship with the Company.

       2.18 Title to Assets; Liens. Except as set forth on Schedule 2.18, the Company owns outright and has good, valid and marketable title to all of its assets and properties of every nature whatsoever, including Proprietary Rights and Personal Property, used in the business, including, without limitation, all of the assets and properties reflected in the Financial Statements, free and clear of any Lien, except for (i) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business consistent with past practice since the Current Balance Sheet Date or (ii) liens or other encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable. There are no developments affecting any of such properties or assets pending or, to the best knowledge of the Company, threatened, that might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially and adversely affect the marketability of such properties or assets.

       2.19 Employees and Consultants. Set forth on Schedule 2.19 is a complete list of the Company's (i) employees, (ii) consultants and (iii) independent contractors who spend at least fifty percent (50%) of their professional time working for the Company, with names, current salaries and, with respect to employees, current positions with the Company. The Company generally enjoys a good employer-employee relationship with its employees. The Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees and the Company enjoys good relations with its employees.

       2.20 Insurance. Schedule 2.20 sets forth a list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors and officers and other insurance held by or on behalf of the Company. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by the Company and are in conformity with the requirements of all leases to which the Company is a party and, to the best knowledge of the Company, are valid and enforceable in accordance with their terms. The Company is not in default with respect to any provision contained in any such policy or binder, nor has the Company failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims in excess of $1,000 in the aggregate under all such policies and binders. The Company has not received notice of cancellation or non-renewal of any such policy or binder.

       2.21 Banks, Brokers and Proxies. Schedule 2.21 sets forth (i) the name of each bank, trust company, securities or other broker or other financial institution with which the Company has an account, credit line, or safe deposit box or vault or otherwise maintains relations; (ii) the name of each person authorized by the Company to draw on any such account or credit line, to transfer securities, or to have access to any safe deposit box or vault; (iii) the purpose of each such account, safe deposit box or vault; and (iv) the names of all persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Company in matters concerning its business or affairs. All such accounts, credit lines, safe deposit boxes and vaults are maintained by the Company for normal business purposes, and no such proxies, powers of attorney or other like instruments are irrevocable.

       2.22 Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable by the Company, Buyer or any subsidiary that acquires the Shares in connection therewith based on any agreement, arrangement or understanding with the Company or any Stockholder or any action taken by it or any of them.

       2.23 FCPA. The Stockholder represents and warrants to Buyer that it is are familiar with the U.S. Foreign Corrupt Practices Act, as amended, and the regulations adopted thereunder (the ""ct"), and that the Company has conducted all of its activities in full compliance with such Act and regulations. The Company, nor anyone acting on its behalf, has made or offered any payment or given anything of value directly or indirectly to any government official or to any official of a political party or candidate for public office in violation of the Act.

       2.24 Full Disclosure. Now and as of the date of Closing, the Schedules hereto and all documents and other papers listed therein or required to be delivered pursuant to this Agreement and the Related Agreements are true, complete, correct and authentic. No representation or warranty of the Stockholder contained in this Agreement, and, to the best knowledge of the Company and the Stockholder or executive of the Company, no document or other paper furnished by or on behalf of the Company to Buyer (or any of its agents) pursuant to this

Agreement or in connection with the transactions contemplated hereby, taken as a whole, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. There is no fact known to the Stockholder or executive of the Company that has not been disclosed to Buyer in this Agreement and the Related Agreements or the Schedules hereto and thereto that has or will have a material adverse effect on the Company or its assets, properties, business, operations, prospects or condition (financial or otherwise), or is reasonably likely to have such an effect.

       2.28 Best Knowledge. As used herein, an individual will be deemed to have "best knowledge" of a particular fact or other matter if:

       (a)    such individual is actually aware of such fact or other matter;

       (b) a reasonable individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; or

       (c)    it relates to any matter of Law.

       A corporation or entity (other than an individual) will be deemed to have "best knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, employee, agent, partner, executor, or trustee of such corporation or entity (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.


                                    SECTION 3

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

       The Stockholder represents and warrants to Buyer as of the date hereof and on and as of the Closing Date as follows:

       3.1    Title to Shares.

              (a) The Stockholder is and will be at the Closing the holder of record and the owner of the entire beneficial interest in the Shares set forth opposite such Stockholder's name on Schedule 1 hereto, free and clear of any Lien whatsoever and without any exception whatsoever.

              (b) The Stockholder will transfer and deliver to Buyer or its designee at the Closing a good and valid title to all of the Shares set forth opposite its name on Schedule 1, free and clear of any Lien or claim of any kind, and the entire beneficial interest therein without any exception whatsoever.

       3.2 Authority to Execute and Perform Agreements. The Stockholder has full legal right and power to enter into, execute and deliver this Agreement and to perform in full such Stockholder's obligations hereunder. The execution, delivery and performance of this Agreement or any Related Agreement (where applicable) by the Stockholder requires no consent, approval, waiver or other action by or in respect of, or filing with, any governmental body, agency, official or authority, the landlord or any other Person. This Agreement or any Related Agreement (where applicable) has been duly executed and delivered and is the valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms.

       3.3 No Breach. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with, contravene, or result in the breach of or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which each Stockholder is a party or to which each Stockholder or each Stockholder's Shares may be bound or subject; or violate, conflict with or contravene any order, judgment, injunction, award or decree or other requirement of any court, arbitrator or governmental or regulatory body against, or binding upon, each Stockholder or each Stockholder's Shares; or violate, contravene or conflict with any statute, law, ordinance or regulation of any jurisdiction binding upon or applicable to each Stockholder or each Stockholder's Shares.

       3.4 Actions and Proceedings. There are no actions, investigations, proceedings (or any basis therefor), suits or claims or legal, administrative or arbitral proceedings pending against or, to the best knowledge of the Stockholder, threatened against or affecting the Stockholder or the Stockholder's Shares that have or may have (a) the effect of restraining, modifying or preventing the consummation of the transactions contemplated hereby or (b) a materially adverse effect on the assets, properties, business, operations, prospects, or condition (financial or otherwise) of the Company or Buyer

       3.5 Brokerage. There are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Stockholder or any action taken by such Stockholder, the liability for which is or will be on the Company or Buyer.


                                    SECTION 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

   Buyer represents and warrants to the Stockholder as follows:

       4.1 Organization. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted.

       4.2 Authority to Execute and Perform Agreements. Buyer has the full legal right and power and all authority required to enter into, execute and deliver this Agreement and to perform fully its respective obligations hereunder, and this Agreement has been duly executed and delivered and is the valid and binding obligation of Buyer enforceable in accordance with its terms except, (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) general principles of equity that restrict the availability of equitable remedies.

       4.3 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(i) violate any provision of the respective charter or By-laws of Buyer; (ii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon,

Buyer or upon the securities, properties, assets or business of Buyer; (iii) violate any Law which relates to Buyer or to the securities, properties, assets or business of Buyer; (iv) violate any Permit of the Buyer; or (v) except as set forth on Schedule 4.3, require any filing with, notice to, or permit, approval or consent of any foreign, federal, state, local or other governmental or regulatory body or of any other person.

                                    SECTION 5

                            COVENANTS AND AGREEMENTS

   The parties covenant and agree as follows:

       5.1 Consummation of Agreement. Buyer and the Stockholder shall use their best efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and the Stockholder shall use its best efforts further to ensure that to the extent within the Stockholder's control, no breach of any of the Stockholder's representations, warranties, and agreements hereunder or contemplated hereby occurs or exists on or before the Closing Date to the end that the transactions contemplated by this Agreement shall be fully carried out.

       5.2 Further Assurances. Each of the parties shall execute such documents, further instruments and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

       5.3 Survival. Each of the parties agrees that following Closing, the following action shall be taken:

              (i) The back office service provider administrative and mark-up fees (if any) shall be added to the Company's net income starting March 1, 2005;

              (ii) Beginning [DATE], Buyer will not impose any additional expenses on the Company and its management without prior mutual agreement with the Company. Prior to Closing, Buyer and the Company will mutually determine what the anticipated cost elements are and incorporate these costs into the Company's financial statements;

              (iii) Roger Karam shall enter into an employment agreement with the Buyer for a period of three years. Mr. Karam shall be appointed CEO of Efonica and President of VoIP. A form of Employment Agreement is attached hereto as Exhibit "A".

              (iv) The Stockholder agrees to execute a lock up agreement covering the Base Shares (as defined in Section 1.2(c)(i)) in form and substance satisfactory to Kirlin Securities. A form of Lock-Up Agreement is attached hereto as Exhibit "B".

              (v) The Stockholder agrees to execute a lock up agreement covering the Registered Shares as defined in Section 1.2(c)(iv).. A form of Lock-Up Agreement for Registered Shares is attached hereto as Exhibit "C".

                                    SECTION 6

            CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE

       The obligations of Buyer to enter into and complete the Closing is subject, at the option of Buyer acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, each of which is for the exclusive benefit of Buyer and not of the Stockholder and any one or more of which may be waived by Buyer alone:

       6.1 Representations, Warranties and Covenants. The representations and warranties of the Company and the Stockholder contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company and each Stockholder shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date. The Company and each Stockholder shall have delivered to Buyer a certificate, dated the Closing Date, to the foregoing effect and stating that all conditions to Buyer's obligations hereunder have been satisfied.

       6.2 Consents and Approvals. All consents, Permits and approvals from all Persons, including without limitation all governmental authorities and all parties to contracts or other agreements with any Stockholder or the Company, that may be required in connection with the performance by each Stockholder of his or her obligations under this Agreement, the continuance (without modification, amendment, variation or renegotiation) after the Closing of such contracts or other agreements with the Company or Buyer or any subsidiary of Buyer that acquires the Shares, and/or the acquisition and ownership of the Shares by Buyer or its subsidiary shall have been obtained.

       6.3 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the consummation of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or that has or may have, in the reasonable opinion of the Buyer, (a) the effect of restraining, modifying or preventing the consummation of such transactions or (b) a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company or Buyer.

       6.4 Delivery of Share Certificates. The Stockholder shall have delivered or caused to be delivered to Buyer or its designee the certificates for all of the Shares, which shall be all of the issued and outstanding capital shares of the Company not owned by the Buyer, duly endorsed for transfer to Buyer or its designee, free and clear of any Liens or beneficial interests of any party.

       6.5 Releases. The Stockholder shall, in form satisfactory to Buyer's counsel, have released and discharged the Company from any and all claims, demands and liabilities whatsoever arising or accruing before the Closing under each and every agreement, arrangement, Law or other state of facts.

       6.6 Certificates as to Representations and Warranties. The Stockholder shall have delivered to Buyer a certificate in form and substance reasonably satisfactory to Buyer certifying as to his or her knowledge of certain representations and warranties of the Company.

       6.7 Documents. The Stockholder shall have delivered or caused the Company to deliver such documents as are set forth in Section 5.

       6.8 Additional Action. The Stockholder shall have delivered or caused the Company to deliver such additional certificates, and shall have taken such additional actions, as Buyer shall reasonably require to evidence and confirm the authorization and approval of the sale of the Shares, their assignment and transfer to Buyer or its designee, and their registration in the name of the Buyer or its designee.

       6.9 Board Approval. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of Buyer.

       6.10 Government Approval. In the event that governmental approval is required, the government of Dubai, UAE shall have provided Buyer counsel with approval of the transactions contemplated herein.

       6.11 Attorney Approval. The Buyer receives approval from its [ ] counsel that this Agreement meets the requirements of the government of Dubai, UAE and the United States of America and contains the necessary terms and conditions of similar stock sales transactions within Dubai, UAE and the United States of America.

                                    SECTION 7

       CONDITIONS PRECEDENT TO THE OBLIGATION OF THE STOCKHOLDER TO CLOSE

       The obligation of the Stockholder to enter into and complete the Closing is subject to the fulfillment of the following conditions, each of which is for the exclusive benefit of the Stockholder and not of Buyer and any one or more of which may be waived by the Stockholder:

       7.1 Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date. Buyer shall have delivered to the Stockholder a certificate, dated the Closing Date and signed by an officer of the Buyer, to the foregoing effect and stating that all conditions to the obligations of the Stockholder hereunder have been satisfied.

       7.2 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, which such action, suit or proceeding shall not have been stayed.

       7.3 Consents and Approvals. All consents, permits and approvals from parties to contracts or other agreements with Buyer that may be required in connection with the performance by Buyer of its obligations under this Agreement shall have been obtained

       7.4 Board Approval. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of the Company.

       7.5 Delivery of Share Certificates. As soon as practicable after the Closing, the Buyer shall have delivered or caused to be delivered to Stockholder, its designee or the Escrow Agent, as the case may be, the certificates for all of the Base Shares, duly endorsed for transfer to

Stockholder or its designee, free and clear of any Liens or beneficial interests of any party (provided however, this Section 7.5 is not a condition to Close).

                                    SECTION 8

                                 INDEMNIFICATION

              8.1 Survival. Notwithstanding any right of any party to investigate fully the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement or in any Schedule, certificate or financial statement delivered by any party pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder and be indemnified in accordance with this Section 8, and, except as otherwise specifically provided in this Agreement, shall thereafter:

       (a) except as provided in clauses (b) and (c) hereof, terminate and expire at the end of the twelfth (12th) full calendar month after the Closing Date with respect to any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Stockholder contained in Sections 2 or 3 hereof or of Buyer contained in
Section 4 hereof, of which the party asserting such claim shall have given no notice on or before the end of such twelfth (12th) month, except for any claim based upon fraud willfulful misconduct by the Stockholder or the Company, which shall survive until the end of the twenty- fourth (24th) full calendar month after the Closing Date;

       (b) survive forever, with respect to the representations and warranties of the Stockholder contained in Section 2.24 hereof and the representations and warranties of the Stockholder contained in Sections 3.1 hereof; and

       (c) terminate and expire, with respect to any Tax Claim (as hereinafter defined), on the later of (i) the date upon which the assessment of any taxes to which any such Tax Claim may relate is barred by all applicable statutes of limitations and (ii) the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitations. As used herein, "Tax Claim" means any claim based upon, arising out of or otherwise in respect of (A) issues raised on audit of the Company by taxing authorities with respect to any period ending on or before the Closing Date, (B) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Stockholder contained in this Agreement related to Taxes or (C) any other Tax liabilities of the Company other than Taxes of the Company that are properly allocable to periods of time beginning after the Closing Date; provided that the "Tax Claim" shall exclude any such claim arising out of any Tax return filed by the Company after the Closing which claim (x) is not based on incorrect or incomplete information compiled by the Company before the Closing and (y) does not result from any misconduct or bad faith of the Stockholder or of the Company prior to the Closing.

              8.2 Obligation of the Stockholder to Indemnify. Subject to the limitations set forth below and to the termination provisions set forth in
Section 8.1, the Stockholder agrees, jointly and severally, to indemnify, defend and hold harmless Buyer (and its subsidiaries, directors, officers, employees, affiliates and assigns) from and against all losses, liabilities, damages, costs or expenses (including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys fee" ("Losses") based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of any Stockholder contained in this Agreement or in any Schedule delivered pursuant hereto;

              (ii) any Tax Claim, whether or not included in clause (i); compensation by any broker, finder, agent or similar intermediary claiming to have been employed or retained by or on behalf of the Company or the Stockholder, whether or not included in clause (i), (b) based upon any fraud willful misconduct by the Stockholder.

              8.3 Obligation of Buyer to Indemnify. Subject to the limitations set forth below and to the termination provisions set forth in
Section 8.1, Buyer agrees to indemnify, defend and hold harmless the Stockholder from and against any Losses based upon, arising out of or otherwise in respect of (i) any material inaccuracy in or breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any Schedule, certificate, document or other papers delivered pursuant hereto, or (ii) any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Buyer.

              8.4    Notice and Opportunity to Defend.

       (a) Notice of Asserted Liability. Promptly after receipt by any party entitled to indemnification (the "Indemnitee") of notice of any demand, claim or circumstances that, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation ("Asserted Liability") that may result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party or parties obligated to provide indemnification pursuant to Sections 8.2 or 8.3 hereof (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee. If the Indemnitee fails to give the Indemnifying Party timely and reasonable notice of an Asserted Liability that might result in a Loss, such failure to so notify Indemnitee shall relieve the Indemnifying Party from liability hereunder with respect to such claim if such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of any material rights and defenses otherwise available to the Indemnifying Party with respect to such Asserted Liability.

       (b) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, and control the defense of, at its own expense and by counsel reasonably satisfactory to the Indemnitee, any Asserted Liability, provided that the Indemnitee shall have no liability or obligation, and shall be subject to no restriction, under any compromise or settlement agreed to by the Indemnifying Party that it has not approved in writing.


                                    SECTION 9

                                  MISCELLANEOUS

              9.1 Publicity. No public release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Stockholder Representative and Buyer. No party shall disclose any term or terms of this Agreement to any third party without advance approval thereof by the other party except as necessary or desirable for either party to enforce its rights hereunder or as may otherwise be required by law, or as contemplated by the Confidentiality Agreement.

              9.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

              9.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, two days after the date of deposit in the mails, as follows:

If to Buyer:

                     Fusion Telecommunications International, Inc. c/o Matthew D. Rosen
                     420 Lexington Avenue
                     Suite 520
                     New York, New York 10170
                     Telephone: 212-972-2000
                     Facsimile: 212-972-7884


               with a copy to:

                     Heitz & Associates, P.C.
                     345 Woodcliff Drive
                     Fairport, New York 14450
                     Telephone: 585-387-0000
                     Facsimile: 585-387-0130

If to Stockholder or the Company:

                     Efonica FZ-LLC
                     P.O.Box: 500322 Dubai, UAE
                     Dubai Internet City, DIC Bldg. 9, Offices G02 & G03, Dubai, UAE
                     Telephone: +971.4.3910333
                     Facsimile: +971.4.3908872

Any party may by notice given in accordance with this Section 9.3 to the other parties designate another address or person for receipt of notices hereunder.

              9.4 Entire Agreement. This Agreement (including the Related Agreements, Exhibits and Schedules) and the Confidentiality Agreement contain the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect thereto.

              9.5 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and any term hereof may be waived, only by a written instrument signed by Buyer and the Stockholder or, in the case of a waiver, by Buyer or the Stockholder, as the case may be, waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

              9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions. The parties hereto specifically submit to the exclusive jurisdiction of the courts of the State of New York in respect of any litigation arising out of this Agreement or the nonperformance hereof. The prevailing party of any litigation shall be entitled to receive from the losing party reasonable attorneys' fees and costs.

              9.7 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law or by Buyer to any of its affiliates.

              9.8 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

              9.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

              9.10 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

              9.11 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

              9.12 Severability. Any Section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall (a) be severed from any illegal, invalid or unenforceable Section or other subdivision of this Agreement, and (b) otherwise remain in full force and effect.


              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         BUYER
                                         FUSION
                                         TELECOMMUNICATIONS
                                         INTERNATIONAL, INC.

                                         By:

                                         ---------------------------------------
                                         Name: Matthew D. Rosen
                                         Title: President


                                         STOCKHOLDER:
                                         KARAMCO, INC.


                                         By:
                                         ---------------------------------------
                                         Name:



                                         COMPANY
                                         EFONICA FZ-LLC

                                         By:
                                         ---------------------------------------
                                         Name:


                                         By:
                                         ---------------------------------------
                                         Name:

                                   SCHEDULE 1


SELLING STOCKHOLDER       PERCENTAGE OWNERSHIP (PRE-SALE)       NUMBER OF SHARES
--------------------------------------------------------------------------------

    Karamco, Inc.                     49.8%                          [     ]

                                  SCHEDULE 2.17

                               Proprietary Rights

Pending applications to register Trademarks:

         1.    Mark: Efonica
               Serial Number: 76/572173.
         2.    Mark: O Efonica (drawing)
               Serial Number: 76/572172

Software Licenses:

         1.

         2.

                                  SCHEDULE 2.14

                               MATERIAL CONTRACTS

                ALL CUSTOMERS WERE PREVIOUSLY DISCLOSED TO BUYER

                                SCHEDULE 2.14(C)

                                  SCHEDULE 2.19
                                    EMPLOYEES

                                  SCHEDULE 2.20

                                    INSURANCE

                                   EXHIBIT "A"

                          Form of Employment Agreement

                        (TO BE PROVIDED AT A LATER DATE)

                                   EXHIBIT "B"

                            FORM OF LOCK-UP AGREEMENT


                                12 MONTH LOCK-UP

Fusion Telecommunications International, Inc.
420 Lexington Avenue
Suite 518
New York, NY 10170

Ladies and Gentlemen:

        The undersigned, a beneficial owner(1) of the common stock, no par value (the "Common Stock"), of Fusion Telecommunications International, Inc. (the "Company") aagrees, for the benefit of the Company and Kirlin, that the undersigned will not, without Kirlin's prior written consent (and, if required by applicable state blue sky laws, the securities commissions in any such states), offer, sell, assign, hypothecate, pledge, transfer or otherwise dispose of, directly or indirectly, any shares of Common Stock owned by him/her, or subsequently acquired through the exercise of any options, warrants or other rights, or the conversion of any other security, or by reason of any stock split or other distribution of stock, or grant options, warrants or other rights with respect to any such securities, all during the 12-month period commencing on the "Effective Date" of the Company's Registration Statement. This lock-up will not be applicable to any shares of Common Stock in the Registration Statement. Furthermore, the undersigned will permit all certificates evidencing any such securities to be endorsed with the appropriate restrictive legends, and consents to the placement of appropriate stop transfer orders with the transfer agent for the Company. A copy of this Agreement will be available from the Company or the Company's transfer agent upon request and without charge.

    The undersigned hereby agrees to be bound by the applicable provisions of the Underwriting Agreement.

    The terms and conditions of this Agreement only can be modified (including premature termination of this Agreement) with the prior written consent of Kirlin.


---------------------------------------     ------------------------------------
Number of shares beneficially owned         Shareholder Name

---------------------------------------
Number of shares subject to options,     By:
warrants, rights and/or convertible         ------------------------------------
securities                                  Signature

                                            ------------------------------------
                                            Printed Name


            * sales by the Stockholder will be subject to rule 144.
  Both parties acknowledge that the holding period for Karamco's unregistered shares commence at the time of the closing

----------
(1) It is agreed that, for purposes of this letter, the undersigned beneficially owns, among other shares, any shares owned by (i) members of his or her family and (ii) any person or entity controlled by the undersigned or under common control with the undersigned.

                                   Exhibit "C"

                 Form of Lock-Up Agreement for Registered Shares

Fusion Telecommunications International, Inc.
420 Lexington Avenue
Suite 518
New York, NY 10170

Ladies and Gentlemen:

        During the 90 day period following the Closing of the Stock Purchase Agreement (as defined herein), the Company (as defined herein) will either allow the Stockholder to sell up to $1 million in Registered Shares in ordinary brokerage transactions in the public market or purchase the Registered Shares as more particularly set forth in the Stock Purchase Agreement.

        The undersigned, a beneficial owner(2) of the registered common stock, no par value (the "Registered Shares"), of Fusion Telecommunications International, Inc. (the "Company") issued pursuant to Section 1.2(C)(iv) of the Stock Purchase Agreement dated January 10, 2005 ("Stock Purchase Agreement") agrees, for the benefit of the Company, it will not, without the Company's prior written consent, offer, sell, assign, hypothecate, pledge, transfer or otherwise dispose of, directly or indirectly, any of the Registered Shares other than as set forth in the following schedule:

        (i)     0-44 days following the effective date of an IPO- 0 Registered
Shares;

        (ii) 45-89 days following the effective date of an IPO- up to 1/2 of the Registered Shares; and

        (iii) 90 days following the effective date of the IPO- the remaining Registered Shares.

        The undersigned hereby agrees to be bound by the applicable provisions of the Stock Purchase Agreement.

        The terms and conditions of this Agreement only can be modified with the prior written consent of the Company.


---------------------------------------     ------------------------------------
Number of shares beneficially owned         Shareholder Name

---------------------------------------
                                         By:
                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Printed Name

----------
(2) It is agreed that, for purposes of this letter, the undersigned beneficially owns, among other shares, any shares owned by (i) members of his or her family and (ii) any person or entity controlled by the undersigned or under common control with the undersigned.

                                   EXHIBIT "D"

                            Form of Escrow Agreement

                                ESCROW AGREEMENT


        This Escrow Agreement ("Escrow Agreement") is made and entered into this _______ day of __________, 2005 ("Effective Date"), by and between Fusion Telecommunications International, Inc. ("Fusion"), Karamco, Inc. ("Karamco") and Heitz & Associates, P.C., a professional corporation in good standing in the state of New York ("Disbursement Manager").

        WHEREAS, Fusion, Karamco and Efonica FL-LLC entered into a Stock Purchase Agreement dated __________, 2005 (the "Agreement"); and

        WHEREAS, Pursuant to the Agreement, Fusion is required to place __________ Escrowed Shares (as defined in the Agreement) in escrow to be held by Disbursement Manager under the terms of the Agreement and this Escrow Agreement;

        WHEREAS, Fusion and Karamco hereby employ Disbursement Manager to escrow the Escrowed Stock pursuant to the Agreement which is attached hereto and made a part hereof as EXHIBIT 1;

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ITEM 1 SERVICE. Disbursement Manager will provide to Fusion and Karamco the escrow services as hereinafter set forth.

ITEM 2 EXHIBITS. In the event of a conflict between the provisions of any Exhibit attached hereto and the provisions of the body of this Escrow Agreement, the provisions of such Exhibit shall control and prevail.

ITEM 3 TERM. The term of this Escrow Agreement shall commence on the Effective Date and expire subsequent to the Agreement.

ITEM 4 SECURITY/PRE-PAYMENT. Upon Closing of the Agreement, Fusion shall deliver to the Disbursement Manager the Escrowed Stock. The Disbursement Manager will hold the Escrowed Stock in escrow.

ITEM 5 ARBITRATION. The parties agree to binding arbitration in the state of New York, County of New York, with respect to any issue. Any proceeding shall be by and pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association. Either party may make a demand for arbitration by delivering a written demand for arbitration to the other party(s), provided, however, such written demand shall not be delivered earlier than twenty (23) days, nor later than thirty-five (35) days, following the date of the invoice in question. The parties may agree on one arbitrator, but in the event they cannot so agree, the arbitrator shall be named by the American Arbitration Association. The hearing before the arbitrator of the matter to arbitrate may be selected by the arbitrator, at a time and place in New York County, New York. The arbitrator shall determine the matter, execute and acknowledge their award in writing, and deliver a copy of the award to each of the parties by registered or certified mail. Any court having jurisdiction may enter a judgment confirming the award, or the court may vacate, modify or correct the award as provided by law. If the arbitrator shall fail to reach an agreement within thirty (30) days following the arbitration hearing, they shall be discharged, and a new arbitrator shall be appointed and shall proceed in the same manner, and the process shall be repeated until a decision is finally reached. All cost and expense of arbitration, including the fees of arbitration, shall be borne by each party(s) or in such proportions, as the arbitrator shall determine.

ITEM 6          OBLIGATION OF DISBURSEMENT MANAGER.

                a. POWERS. Fusion and Karamco hereby authorize and direct Disbursement Manager to receive, hold, pay and disburse the Escrowed Stock in accordance with the provisions of the Agreement and this Escrow Agreement.

ITEM 7          MISCELLANEOUS.

                a. NO AGENCY. This Agreement does not in any way create the relationship of principal and agency, joint, venture, partner or employer and employee between Customer, Disbursement Manager and Supplier.

                b. NOTICES. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed given and effective when delivered personally, or by private express service such as, without limitation, Federal Express and addressed to the parties as follows:

                        As to Fusion:

                             Fusion Telecommunications International, Inc. c/o Matthew D. Rosen
                             420 Lexington Avenue
                             Suite 520
                             New York, New York 10170
                             Telephone: 212-972-2000
                             Facsimile: 212-972-7884


                        As to Karamco:

                             Efonica FZ-LLC
                             P.O.Box: 500322 Dubai, UAE
                             Dubai Internet City, DIC Bldg. 9, Offices G02 & G03 Dubai, UAE
                             Telephone: +971.4.3910333
                             Facsimile: +971.4.3908872



                        As to Disbursement Manager:

                             Heitz & Associates, P.C.
                             c/o William R. Heitz, Esq.
                             345 Woodcliff Drive
                             Fairport, New York 14450
                             Phone:  585-387-0000
                             Fax:    585-387-0130

                c. WAIVER. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other right, power or remedy. No express waiver or assent is given by any party hereto to any breach of or default in the same or any other term or condition hereof.

                d. HEADINGS. The captions heading the various paragraphs of this Agreement are for convenience of reference only and shall not be deemed to limit, expand, or define the contents of the respective paragraphs.

                e. GOVERNING LAW. This Agreement shall be construed in accordance with and be governed by the laws of the State of New York.

                f. ENTIRE AGREEMENT. This Agreement supersedes all prior discussions, negotiations and agreements between the parties with respect to the subject matter hereof and this Agreement contains the sole and entire agreement between the parties with respect to the matters covered hereby. There are no promises, agreements, conditions or undertakings, either oral or written, between the parties and relating to the subject matter of this Agreement other than those set forth or referred to herein.

                g. SEVERABILITY. In the event any portion of this Agreement may be determined by a court of competent jurisdiction to be unenforceable, the balance of the Agreement shall be severed therefrom and shall remain in full force and effect unless a failure of consideration would thereby result.

                h. MODIFICATIONS. No amendment or modifications of the terms or provisions of this Agreement shall be valid, unless same shall be in writing and signed by both of the parties hereto.

                i. INTERPRETATION. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party be reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation hereof.

                j. AUTHORITY TO EXECUTE. Each person executing this Agreement on behalf of such person or organization represents and warrants that he or she is fully authorized to execute and deliver this Agreement on behalf of such person or organization. Each member of each party represents and warrants to all members of all other parties that no consent of any person not a party to this Agreement is necessary in order for this Agreement to be fully and completely binding upon each member of the parties hereto.

                k. NO THIRD-PARTY BENEFICIARIES. This Agreement is not intended nor shall be construed to create, vest or convert any right in or upon any entity or person not a party to this Agreement.

                l. ASSIGNMENT. Fusion or Karamco may assign, in whole or in part, its rights and/or duties under this Agreement, with notice to Disbursement Manager. Disbursement Manager may not assign this Agreement.

                m. ATTORNEYS' FEES. If any action or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach or default in connection with any of the provisions of this Agreement, the successful or prevailing party and the Disbursement Manager shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding (including, without limitation, reasonable attorneys' fees and costs incurred in all appellate proceedings), in addition to any other relief to which it may be entitled.

                n. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                o. GENDER. Word or any gender used in this Agreement shall be held and construed to include the other gender, and words in the singular shall be held to include the plural and vice versa, unless the context requires otherwise.

                p. SURVIVAL. Any obligations and covenants of the Customer hereunder which, by their nature, would continue beyond the termination, cancellation or expiration of the Agreement, shall survive such termination, cancellation or expiration.

                q. BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

                r. INDUSTRY TERMS. Words having well-known technical or trade meanings shall be so construed.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above-written.

                                      Fusion:


                                      By:
                                         ---------------------------------------
                                      Date

                                      Name:
                                      Title: President


                                      Karamco:


                                      By:
                                         ---------------------------------------
                                      Date

                                      Name:
                                      Title:

                                      Disbursement Manager:


                                      By:
                                         ---------------------------------------
                                      Date

                                      Name:
                                      Title:

                    AMENDMENT TO THE STOCK PURCHASE AGREEMENT

         THIS AMENDMENT ("Amendment") to the Stock Purchase Agreement is made and entered into as of February 9, 2005 (the "Effective Date"), by and between Fusion Telecommunications International, Inc., a Delaware corporation ("Fusion") and Efonica, FZ-LLC, a company organized in Dubai Technology, Electronic Commerce & Media Free Zone, Dubai, United Arab Emirates ("Efonica") and Karamco, Inc., a company organized in the British Virgin Islands ("Karamco").

         WHEREAS, on or about January 11, 2005, Fusion entered into a Stock Purchase Agreement with Efonica and Karamco (the "Agreement") a copy of which is attached to and made a part of this Amendment as Schedule A ; and

         WHEREAS, Fusion, Efonica and Karamco desire to enter into this Amendment for the purpose of amending the Agreement.

         NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt, adequacy and sufficiency of which is acknowledged, the parties agree as follows:

         1. Beginning the Effective Date, the Agreement shall be amended so as to amend paragraph 1.2(C)(iv) as follows:

         Buyer shall use its reasonable efforts to cause 150,000 of the Base Shares to be registered (the "Registered Shares") within 60 days of the Buyer's initial public offering, unless said date is extended with Karamco's consent. The date the Registered Shares are effectively registered shall be defined as the "Registration Date." Following registration, Karamco may sell up to an aggregate of $1 million in Registered Shares in ordinary brokerage transactions in the public market (1/2 of the Registered Shares on the Registration Date and 1/2 90 days following the effective date of the initial public offering). In the event Buyer is unable to cause the Registered Shares to be registered as set forth above, Buyer shall purchase the Registered Shares from Karamco (in the amount Karamco would have been otherwise entitled to sell in the public market as set forth above) at the higher of the IPO price or the average 5 day bid price prior to the date Buyer notifies Karamco that is unable to cause the Registered Shares to be registered. Any provision in Paragraph 1.2(C)(iv) not changed herein will remain the same (Buyer's right to buy back and Seller's right to cause Buyer to purchase).


      IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.



By:_________________________
Matthew D. Rosen, as its President


EFONICA, FZ-LLC


BY:_________________________

KARAMCO, INC.



BY:_________________________